Exhibit 99.1

SYSCO

SYSCO Corporation 1390 Enclave Parkway Houston, Texas 77077-2099 (281) 584-1390	NEWS RELEASE

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION
	CONTACT:	John M. Palizza Assistant Treasurer (281) 584-1308
SYSCO INCREASES QUARTERLY DIVIDEND PAYMENT 11.8%
Shareholders Elect Five Directors, Approve Ernst & Young as Independent Auditor
and Ratify Majority Vote Resolution
     HOUSTON, November 10, 2006 — SYSCO Corporation (NYSE: SYY) today announced at the company’s annual shareholders’ meeting that the company’s Board of Directors has approved a 11.8 percent increase in the quarterly cash dividend to $0.19 per share from the current $0.17 per share. The new dividend is payable on January 26, 2007, to common shareholders of record at the close of business on January 5, 2007.
     Richard J. Schnieders, SYSCO’s chairman, chief executive officer and president, said, “Our shareholders have received more than $2.6 billion in the form of dividend payouts since our founding. Today’s announcement is SYSCO’s 38th dividend increase in our 37-year history and is testament to the Board’s continued confidence in our ability to grow our business, generate consistent gains in sales and earnings, increase cash flow and gain market share.”
     The company also announced that Jonathan Golden, Joseph A. Hafner, Jr., Nancy S. Newcomb and Richard J. Schnieders were all reelected as Class II directors to serve an additional three-year term, and Manual A. Fernandez was elected to a one-year term as a Class III director.
     Mr. Fernandez, 60, has been the managing director of SI Ventures, a venture capital firm, since 1998 and chairman emeritus of Gartner, Inc., a leading information technology research and consulting company, since 2001. Prior to his present positions, Mr. Fernandez was chairman, president, and chief executive officer of Gartner. Mr. Fernandez also serves on the board of directors of Brunswick Corporation, Flowers Foods, Inc., The Black & Decker Corporation and several private companies and foundations. He is also chairman of the board of trustees of the University of Florida.
     In other matters, shareholders approved the appointment of Ernst & Young as independent accountants of the corporation. Shareholders also approved a non-binding resolution requesting that the Board of Directors implement a majority vote policy. The Board of Directors had neither recommended shareholders vote for or against the proposal. SYSCO’s Board has directed the Corporate Governance and Nominating Committee to conduct a study of corporate governance best practices and to recommend appropriate governance-related amendments for adoption to the Company’s Bylaws and Corporate Governance Guidelines. The Committee has preliminarily indicated that such recommendations will include, at a minimum, adding an appropriate majority vote standard and the Board will take into consideration the stockholder vote on this proposal when considering the Corporate Governance and Nominating Committee’s recommendations.
     SYSCO is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. For the fiscal year 2006 that ended July 1, 2006, the company generated $32.6 billion in sales. For more information about SYSCO visit the company’s Internet home page at www.sysco.com.
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